EXHIBIT 99.1

NIKE executive joins Dutch Bros Board of Directors
GRANTS PASS, Ore. — August 25, 2022 — Dutch Bros Inc. (NYSE: BROS; “Dutch Bros”) one of the fastest-growing brands in the food service and restaurant industry in the United States by location count, has announced the appointment of Ann Miller to its Board of Directors, where she will serve on the Audit and Risk Committee. Inclusive of her appointment, the Board of Directors now consists of nine members.

Miller currently serves as Executive Vice President and Chief Legal Officer of NIKE, Inc. (NYSE: NKE), a multinational athletic footwear, apparel, equipment and services corporation. She had previously served for more than 15 years in various other roles at NIKE, most recently as Vice President, Corporate Secretary and Chief Ethics & Compliance Officer from November 2016 to February 2022. Miller is a practicing attorney and a member of the bar in New York, California, District of Columbia, and Oregon.

“Dutch Bros is committed to building a Board with best-in-class governance,” said Joth Ricci, President and CEO of Dutch Bros. “Ann’s extensive experience in advising public companies on business, securities, and corporate governance matters, as well as her commitment to culture, make her a valuable addition to our Board.”

“I’ve had the privilege of working closely with Oregon business leaders who understand the importance of meeting commitments to customers, communities and investors,” said Miller. “Dutch Bros is a company dedicated to making a massive difference one cup at a time while scaling growth and keeping its unique culture. I’m excited to share my knowledge in business and governance to help guide Dutch Bros at a key point in its journey.”

Miller received a J.D. summa cum laude from University of Arizona College of Law and a B.A. in History from Smith College.
Dutch Bros Inc.| Exhibit 99.1 | 1

About Dutch Bros Inc.

Dutch Bros Inc. (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities. This combination of hand-crafted and high-quality beverages, our unique drive-thru experience and our community-driven, people-first culture has allowed us to successfully open new shops and continue to share the “Dutch Luv” at more than 600 locations in 14 states as of June 30, 2022.

To learn more about Dutch Bros, visit www.dutchbros.com, follow Dutch Bros Coffee on Instagram, Facebook, Twitter, and TikTok, and download the Dutch Bros app to earn points and score rewards!

For Media Relations Inquiries:

Jessica Liddell of ICR
203.682.8208
jessica.liddell@icrinc.com

Dutch Bros Inc.| Exhibit 99.1 | 2